CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 27, 2011, relating to the financial statements and financial highlights which appear in the March 31, 2011 Annual Report to Shareholders of DoubleLine Total Return Bond Fund, DoubleLine Core Fixed Income Fund, DoubleLine Emerging Markets Fixed Income Fund, and DoubleLine Multi-Asset Growth Fund (each a series of DoubleLine Funds Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

July 18, 2011